UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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NABORS INDUSTRIES LTD.

(Name of Registrant as Specified In Its Charter)

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Mintflower Place
8 Par-La-Ville Road
Ground Floor
Hamilton, HM 08 Bermuda

Notice of 2008 Annual General Meeting of Shareholders
Nabors Industries Ltd.
Tuesday, June 3, 2008, 11:00 a.m., CDT
Wyndham Greenspoint Hotel
12400 Greenspoint Drive
Houston, Texas

April 29, 2008

Fellow shareholder:

We cordially invite you to attend Nabors Industries Ltd.’s 2008 annual general meeting of shareholders to:

1.	Elect three directors nominated by the Board of Directors, each for a three-year term;

2.	Approve and appoint PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2008 and authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration;

3.	Consider two shareholder proposals, if properly presented by the shareholder proponents; and

4.	Transact such other business as may properly come before the annual general meeting.

Further information regarding the annual general meeting and the above proposals is set forth in the accompanying proxy statement. You are entitled to vote at the annual general meeting if you were a shareholder at the close of business on April 4, 2008. Even if you plan to attend the annual general meeting, please submit a proxy as soon as possible so that your shares can be voted at the annual general meeting in accordance with your instructions.

The financial statements for the Company will also be presented at the annual general meeting.

We hope you will read the proxy statement and submit your proxy. On behalf of the Board of Directors and the management of Nabors, I extend our appreciation for your continued support.

Sincerely yours,

Eugene M. Isenberg
Chairman of the Board & Chief Executive Officer

YOUR VOTE IS IMPORTANT

You may designate proxies to vote your shares by telephone, via the internet, or by mailing the enclosed proxy card. Your internet or telephone designation authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please review the instructions in the proxy statement and on your proxy card regarding each of these options.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL GENERAL MEETING TO BE HELD ON JUNE 3, 2008:

Our Proxy Statement and our 2007 Annual Report are available at www.edocumentview.com/NBR.

2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS
ITEM 1 ELECTION OF DIRECTORS
NONEMPLOYEE DIRECTOR COMPENSATION
BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
2007 SUMMARY COMPENSATION TABLE
2007 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED IN 2007
2007 NONQUALIFIED DEFERRED COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
ITEM 2 APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THE AUDITORS REMUNERATION
ITEM 3 SHAREHOLDER PROPOSAL REGARDING PAY FOR SUPERIOR PERFORMANCE
ITEM 4 SHAREHOLDER PROPOSAL REGARDING GROSS-UP PAYMENTS TO SENIOR EXECUTIVES
CODE OF ETHICS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER MATTERS
SHAREHOLDER PROPOSALS
OTHER MATTERS

NABORS INDUSTRIES LTD.
Mintflower Place
8 Par-La-Ville Road
Ground Floor
Hamilton, HM 08 Bermuda

Proxy Statement

2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 3, 2008

We are sending you this proxy statement in connection with the solicitation of proxies by the Board of Directors of Nabors Industries Ltd. for the 2008 annual general meeting of shareholders. We are mailing this proxy statement and the accompanying form of proxy to shareholders on or about May 1, 2008. In this proxy statement, “Nabors”, the “Company”, “we”, “us” and “our” refer to Nabors Industries Ltd. or, for information pertaining to periods prior to June 24, 2002, to Nabors Industries, Inc. Where the context requires, such references also include our subsidiaries.

Annual General Meeting Information

Date and location of the annual general meeting.  We will hold the annual general meeting at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas at 11:00 a.m., Central Daylight Time, on Tuesday, June 3, 2008 unless adjourned or postponed. Directions to the annual meeting can be found on the Investor Relations tab of the Company’s website at www.nabors.com or by calling our Investor Relations department at 281-775-8063.

Admission to the annual general meeting.  Only record or beneficial owners of Nabors common shares may attend the annual general meeting in person. If you are a shareholder of record, you may be asked to present proof of identification, such as a driver’s license. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement.

Voting Information

Record date and quorum.  The record date for the annual general meeting is April 4, 2008. You may vote all common shares of Nabors that you owned as of the close of business on that date. Each common share entitles you to one vote on each matter to be voted on at the annual general meeting. On the record date, 307,476,863 common shares of Nabors were outstanding. In addition, the holder of record of one Special Voting Preferred Share of Nabors is entitled to a number of votes equal to the number of exchangeable shares of Nabors Exchangeco (Canada), Inc., a corporation incorporated under the laws of Canada, in accordance with the instructions received from the holders of such shares. There were 121,008 exchangeable shares of Nabors Exchangeco (Canada) Inc. outstanding on the record date. A majority of the shares outstanding on the record date present, in person or by proxy, constitutes a quorum to transact business at the annual general meeting. Abstentions and withheld votes will be counted for purposes of establishing a quorum.

Submitting voting instructions for shares held in your name.  You may vote at the annual general meeting by completing, signing and returning the enclosed proxy card. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendation.

Submitting voting instructions for shares held in street name.  If you hold your shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the annual general meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (“NYSE”) member brokers may vote your shares under the following circumstances:

•	Discretionary items. The election of directors and approval and appointment of Nabors’ independent auditors are “discretionary” items. NYSE member brokers that do not receive instructions from beneficial owners may vote on these proposals in their discretion.

•	Non-discretionary items. The shareholder proposals are “nondiscretionary” items. Absent specific voting instructions from the beneficial owners on these proposals, NYSE member brokers may not vote on these proposals.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter (“broker non-votes”), your shares will not be voted on that matter at the annual general meeting. Accordingly, broker non-votes will not be counted in determining the outcome of vote on any matter at the annual general meeting. Broker non-votes will, however, be counted for purposes of establishing a quorum.

Revoking your proxy.  You may revoke your proxy at any time before it is actually voted by (1) delivering a written revocation notice prior to the annual general meeting to Mark D. Andrews, Corporate Secretary, Nabors Industries Ltd., P.O. Box HM3349, Hamilton, HMPX Bermuda; (2) submitting a later proxy; or (3) voting in person at the annual general meeting (although attendance at the annual general meeting will not, by itself, constitute a revocation of a proxy).

Votes required to elect directors and to adopt other proposals.  Directors are elected by a plurality of the votes cast. The approval and appointment of PricewaterhouseCoopers LLP and authorization for the Audit Committee to set the auditor’s remuneration, and each of the shareholder proposals requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote thereon.

Withholding your vote or voting to “abstain”.  You can withhold your vote for any nominee for election for director. Withheld votes will be excluded from the vote and will have no effect on the outcome. On the other proposals, you can vote to “abstain”. If you vote to “abstain”, your shares will be counted as present at the annual general meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal.

ITEM 1
ELECTION OF DIRECTORS

Our Board of Directors currently has eight members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Anthony G. Petrello, Myron M. Sheinfeld, and Martin J. Whitman are the current Class II directors who have been nominated by the Board, upon the recommendation of the Governance and Nominating Committee, for re-election to the Board to serve until the 2011 annual general meeting or until their successors are duly elected and qualified. Each of the nominees has agreed to serve as a director if elected. We do not anticipate that the nominees will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board or the Board may opt to reduce the number of Class II directors.

In identifying and recommending nominees for positions on the Board of Directors, the Governance and Nominating Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, namely:

•	Judgment, age, and diversity of viewpoints, backgrounds, experiences;

•	Business or other relevant experience; and

•	The extent to which the interplay of the nominee’s expertise, skills, knowledge, and experience with that of the other members of the Board of Directors will build an effective Board that is responsive to the needs of the Company.

The Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. Members of the Governance and Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. The Governance and Nominating Committee may in its discretion engage outside consultants to help in identifying candidates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. PETRELLO, SHEINFELD, AND WHITMAN AS CLASS II DIRECTORS FOR A TERM ENDING AT THE 2011 ANNUAL GENERAL MEETING.

CLASS II

Nominees for election for a three-year term ending in 2011

		Position with Nabors	Director
Name	Age	and Prior Business Experience	of Nabors Since

Anthony G. Petrello	53	President and Chief Operating Officer of Nabors since 1992, Deputy Chairman since 2003. From 1979 to 1991, Mr. Petrello was with the law firm Baker & McKenzie, where he had been Managing Partner of its New York Office from 1986 until his resignation in 1991. Mr. Petrello holds a J.D. degree from Harvard Law School and B.S. and M.S. degrees in Mathematics from Yale University.	1991
Myron M. Sheinfeld	78	Counsel with the law firm of King & Spalding LLP. From 2001 until 2007 he was Senior Counsel to the law firm Akin, Gump, Strauss, Hauer & Feld, L.L.P. From 1970 until 2001 he held various positions in the law firm Sheinfeld, Maley & Kay P.C. Mr. Sheinfeld was an adjunct professor of law at the University of Texas, School of Law from 1975 to 1991 and is a contributing author to numerous legal and business publications, and a contributor, member of the Board of Editors, co-editor and co-author of Collier On Bankruptcy, and a co-author of Collier On Bankruptcy Tax for Lexis-Nexis and Matthew Bender & Co., Inc. He is former President, a present Director and a member of The Houston Chapter of National Association of Corporate Directors. He is former Chair of the ABA Standing Committee on Specialization and former Chair of the Texas Board of Legal Specialization. Mr. Sheinfeld also serves on the board of Rancher Energy Corp.	1988

		Position with Nabors	Director
Name	Age	and Prior Business Experience	of Nabors Since

Martin J. Whitman	83	Mr. Whitman is the Lead Director for Nabors’ Board of Directors. Chief Executive Officer until June 2002 and a Director of Danielson Holding Corporation (a holding company for conversion of waste to energy, and insurance businesses) until October 2004 (Chairman of the Board until July 1999); Chairman and Trustee of Third Avenue Trust since 1990 and Chief Executive Officer of Third Avenue Trust from 1990 to 2003; Co-Chief Investment Officer of Third Avenue Management LLC and its predecessor (the adviser to Third Avenue Trust) since 2003 and Chief Investment Officer of Third Avenue Management LLC and its predecessor from 1991 to 2003; Director of Tejon Ranch Co. (an agricultural and land management company) from 1997 to 2001; and Director of Stewart Information Services Corp. (a title insurance and real estate company) from 2000 until 2001. Mr. Whitman was an Adjunct Lecturer, Adjunct Professor and Distinguished Fellow in Finance, Yale University School of Management from 1972 to 1984 and 1992 to 1999 and is currently an Adjunct Lecturer in Finance at Yale University and an Adjunct Professor in Finance at Syracuse University. He was an Adjunct Professor at the Columbia University Graduate School of Business in 2001. Mr. Whitman is co-author of The Aggressive Conservative Investor and author of Value Investing: A Balanced Approach.	1991

CLASS III

Directors Continuing in Office — Terms expiring in 2009

		Position with Nabors	Director
Name	Age	and Prior Business Experience	of Nabors Since

Eugene M. Isenberg	78	Chairman of the Board and Chief Executive Officer of Nabors since 1987. Mr. Isenberg served as a Director of Danielson Holding Company (a financial services holding company) until October 2004. He served as a Governor of the National Association of Securities Dealers (NASD) from 1998 to 2006 and the American Stock Exchange (AMEX) until 2005. He has served as a member of the National Petroleum Council since 2000. From 1969 to 1982, Mr. Isenberg was Chairman of the Board and principal shareholder of Genimar, Inc. (a steel trading and building products manufacturing company), which was sold in 1982. From 1955 to 1968, Mr. Isenberg was employed in various management capacities with Exxon Corporation.	1987
William T. Comfort	71	Mr. Comfort is Chairman of Citigroup Venture Capital and has been with Citigroup Venture Capital since 1979. Mr. Comfort is also a Managing Partner & Chairman of the Investment Committee of Court Square Capital, director of I-Flex Solutions and Deutsche Annington (DAIG - Germany).	2008

CLASS I

Directors Continuing in Office — Terms Expiring in 2010

		Position with Nabors	Director
Name	Age	and Prior Business Experience	of Nabors Since

Alexander M. Knaster	49	Chairman and CEO of Pamplona Capital Management, an investment management firm with private equity and fund of funds operations. Mr. Knaster also serves as director of TNK-BP and several subsidiaries of Alfa Group Holding Company which is one of Russia’s largest conglomerates with interests in telecoms, banking, insurance, retail and the Russian oil and gas producing entity TNK-BP. From 1998 until 2004 Mr. Knaster was Chief Executive Officer of Alfa Bank. During 2002 and 2003 he also served as General Director of Sidanco, Russia’s seventh largest oil company. From 1995 to 1998 he served as President and CEO of Credit Suisse First Boston (Moscow), responsible for the firm’s operations in Russia and the CIS. Mr. Knaster has over 20 years experience in the banking industry including several other major investment banks. Mr. Knaster started his career as an engineer with Schlumberger, Ltd. working on offshore oil and gas rigs in the U.S. Gulf of Mexico. Mr. Knaster holds a PhD in economics from the Russian Academy of Science, an MBA from Harvard Business School and a BS in Electrical Engineering and Mathematics from Carnegie-Mellon University. Mr. Knaster is also a Chartered Financial Analyst and a member of International Society of Financial Analysts and National Association of Petroleum Industry Analysts.	2004
James L. Payne	71	Chairman and Chief Executive Officer of Shona Energy Company. Mr. Payne was Chairman, Chief Executive Officer and President of Nuevo Energy Company (a company engaged in the acquisition, production and exploration of oil and natural gas properties) until May 2004 when Nuevo merged with Plains Exploration and Production Company. He also serves as a Director of BJ Services and Global Industries. He was a Director of Pool Energy Services Co. from 1993 until its acquisition by Nabors in November 1999. He retired as Vice Chairman of Devon Corp. in February 2001. Prior to the merger between Devon Corp. and Santa Fe Snyder Company in 2000, he had served as Chairman and Chief Executive Officer of Santa Fe Snyder Company. He was Chairman and Chief Executive Officer of Santa Fe Energy Company from 1990 to 1999 when it merged with Snyder Oil Company. Mr. Payne is a graduate of the Colorado School of Mines where he was named a Distinguished Achievement Medalist in 1993. He holds an MBA degree from Golden Gate University and has completed the Stanford Executive Program.	1999

		Position with Nabors	Director
Name	Age	and Prior Business Experience	of Nabors Since

Hans W. Schmidt	78	From 1958 to his retirement in 1992, Mr. Schmidt held a number of positions with C. Deilmann A.G., a diversified energy company located in Bad Bentheim, Germany, including serving as a Director from 1982 to 1992. From 1965 to 1992 he served as Director of a subsidiary of C. Deilmann A.G., Deutag Drilling, a company with worldwide drilling operations. From 1988 to 1991 Mr. Schmidt served as President of Transocean Drilling Company, a company of which he was also a Director from 1981 until 1991.	1993

OTHER EXECUTIVE OFFICERS

Bruce P. Koch	48	Vice President and Chief Financial Officer since February 2003; Vice President — Finance from January 1996 to February 2003; and Corporate Controller of Nabors from March 1990 to 1995. He was employed by the accounting firm of Coopers & Lybrand from 1983 to 1990 in a number of capacities, including Audit Manager, from 1987 until 1990.
Mark D. Andrews	35	Corporate Secretary of Nabors since September 2007. Prior to joining Nabors, from December 2000 Mr. Andrews served in various treasury and financial management positions with General Electrical Company. Mr. Andrews was employed by PricewatershouseCoopers LLP from 1996 to 2000 in a number of capacities, including Tax Manager, within the firm’s Mining and Resource Practice. Mr. Andrews is a Chartered Accountant and Chartered Financial Analyst.

CORPORATE GOVERNANCE

The Board of Directors met six times during 2007. Each of our incumbent directors attended at least 81% of the aggregate of the meetings of the Board and the committees on which he served during 2007. The Board has five committees — the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Technical and Safety Committee and the Executive Committee. The independent directors of the Board meet in executive session during each Board meeting. Appointments and chairmanships of the committees are recommended by the Governance and Nominating Committee and are selected by the Board. All committees report their activities to the Board. The charters of each of our Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on our web site at www.nabors.com.  Copies of the respective charters are available in print without charge to any shareholder that requests a copy — send any requests to the Corporate Secretary at the address on the cover page of this proxy statement.

Committee	Current Members	Primary Responsibilities	# of Meetings

Audit	Myron M. Sheinfeld (Chair) Hans W. Schmidt Martin J. Whitman	• Oversees the integrity of our Company’s consolidated financial statements, system of internal controls, risk management, and compliance with legal and regulatory requirements.	5
		• Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and pre-approves audit and permitted nonaudit services.

Committee	Current Members	Primary Responsibilities	# of Meetings

		• Oversees the qualifications and independence of the independent auditor and the performance of our Company’s internal auditor and independent auditor.
		• After review, recommends to the Board the acceptance and inclusion of the annual audited consolidated financial statements in the Company’s Annual Report on Form 10-K.
Compensation[1]	Martin J. Whitman (Chair) William T. Comfort Alexander M. Knaster James L. Payne Hans W. Schmidt Myron M. Sheinfeld	• Reviews and approves the compensation of the Company’s senior officers. • Oversees the administration of our equity-based compensation plans.	5
Governance and Nominating[1]	James L. Payne (Chair) William T. Comfort Alexander M. Knaster Hans W. Schmidt Myron M. Sheinfeld Martin J. Whitman	• Identifies and recommends candidates for election to the Board. • Establishes procedures for its oversight of the evaluation of the Board. • Recommends director compensation. • Reviews annually our corporate governance policies.	4

Mr. Whitman serves as our Lead Director. In that role, his primary responsibility is to preside over executive sessions of the nonemployee directors and to call meetings of the nonemployee directors as desirable. The Lead Director also chairs certain portions of Board meetings, serves as liaison between the Chairman of the Board and the nonemployee directors, and develops and approves, together with the Chairman, the agenda for Board meetings. The Lead Director will also perform other duties the Board delegates from time to time to assist the Board in fulfilling its responsibilities.

Director Independence

The Governance and Nominating Committee conducts a review at least annually of the independence of the members of the Board and its committees and reports its findings to the full Board. Six of our eight directors are nonemployee directors (all except Messrs. Isenberg and Petrello). As permitted by the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards incorporate and are consistent with the definition of “independent” contained in the NYSE listing rules. Those standards are set forth in Appendix A to this proxy statement and are also included on the Board’s Corporate Governance Guidelines, which are available on our web site at www.nabors.com. The Board has affirmatively determined that each of our nonemployee directors, William T. Comfort, Alexander M. Knaster, James L. Payne, Hans W. Schmidt, Myron M. Sheinfeld, and Martin J. Whitman meets these standards and is independent. Other than the transactions, relationships, and arrangements described in the section entitled “Related Person

1  Mr. Comfort joined the Compensation Committee and Governance and Nominating Committee upon his appointment to the Board on February 22, 2008.

Transactions”, there were no other transactions, relationships, or arrangements considered by the Board in determining that a director was independent.

The Board has determined that Mr. Whitman is an “audit committee financial expert” as defined under the current rules of the SEC.

Nominations for Directors

The Governance and Nominating Committee recommends director candidates to the full Board after receiving input from all directors. The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have specific, minimum qualifications that nominees must meet. The committee is guided by the following basic selection criteria for all nominees: independence, highest character and integrity, experience, reputation, and sufficient time to devote to Board matters. The committee also gives consideration to diversity, age, international background and experience, and specialized expertise in the context of the needs of the Board as a whole. The Committee has the authority to engage consultants, including retained search firms to help identify new director candidates. The policy adopted by the Committee provides that candidates recommended by shareholders are given appropriate consideration in the same manner as other candidates. Shareholders who wish to submit candidates for director for consideration by the Governance and Nominating Committee for election at our 2009 Annual Meeting of Shareholders may do so by submitting in writing such candidates names, together with the information described on our web site at www.nabors.com, to Board of Directors, Nabors Industries Ltd., P.O. Box HM3349, Hamilton, HMPX, Bermuda, prior to December 30, 2008.

Shareholder and Interested Parties Communications with the Board

Shareholders and other interested parties may contact any of the Company’s directors, a committee of the Board of Directors, the Board’s independent directors as a group or the Board generally, by writing to them at Nabors Industries Ltd., c/o Corporate Secretary, at the address shown on the cover of this proxy statement. Shareholder communications received in this manner will be handled in accordance with procedures approved by the Board’s independent directors. The Board’s Policy Regarding Shareholder Communications with the Board of Directors is available at www.nabors.com.  The Company encourages directors to attend the annual general meeting of shareholders. Four directors attended the 2007 annual general meeting of shareholders.

Executive Sessions of Nonemployee Directors

Our nonemployee directors meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present. The Lead Director presides over these executive sessions.

NONEMPLOYEE DIRECTOR COMPENSATION

We believe that it is important to attract and retain outstanding nonemployee directors. One way we achieve this goal is through a competitive compensation program. Nabors compensates its nonemployee directors through a combination of an annual retainer and stock incentive awards. For 2007 each director received an annual retainer of $50,000; the Chairman of each committee received an additional retainer of $50,000 (except the Chairman of the Audit Committee, who received $100,000), and the Lead Director received an annual retainer of $50,000 for service in this capacity. No additional amounts are paid for attendance at Board or committee meetings.

Nabors also issues equity incentives to its nonemployee directors to align their interests with Nabors’ shareholders. Awards are made pursuant to equity incentive plans adopted from time to time. During 2006 and 2007 the Governance and Nominating Committee retained Towers Perin to conduct a competitive assessment of our nonemployee director compensation program. Following this review, the Board agreed in March 2006 to reduce the equity component of nonemployee director compensation from an annual award of 20,000 shares of restricted stock to an annual award of 15,000 shares of restricted stock. The Board agreed in February 2007 again to reduce the equity component of nonemployee director compensation to an annual award of 12,000 shares of restricted stock.

The following table sets forth information concerning total director compensation during the 2007 fiscal year for each nonemployee director.

2007 Director Compensation Table

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards ($)	Awards	Compensation	Earnings	Compensation	Total
Name(4)	($)	(1)(2)	($)(3)	($)	($)	($)(5)	($)

Alexander M. Knaster	50,000	451,250	119,264	0	0	0	620,514
James L. Payne	100,000	451,250	19,054	0	0	0	570,304
Hans W. Schmidt	100,000	451,250	19,054	0	0	0	570,304
Myron M. Sheinfeld	150,000	451,250	21,436	0	0	0	622,686
Martin J. Whitman	150,000	451,250	21,436	0	0	27,021	649,707

(1)	The amounts shown on the “Stock Awards” column reflect the compensation cost related to restricted stock awards included in Nabors’ financial statements for fiscal year 2007, computed in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”). For a discussion of valuation assumptions, see Nabors Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Each nonemployee director received a restricted stock award of 12,000 shares on February 22, 2008 that vests over three years. As a new member of the board, William Comfort received an additional restricted stock award of 12,000 shares on February 22, 2008. For 2008, the grant date fair value of the restricted stock award is based on Nabors’ stock price of $30.90 per share, which is the closing price of Nabors’ stock on the grant date. As of December 31, 2007, the aggregate number of restricted stock awards outstanding are: Alexander Knaster — 28,666 shares; James Payne — 28,666 shares; Hans Schmidt — 28,666 shares; Myron Sheinfeld — 28,666 shares and Martin Whitman — 28,666 shares.

(3)	The amounts shown on the “Option Awards” column reflect the compensation cost related to stock option awards included in Nabors’ financial statements for fiscal year 2007, computed in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”). For a discussion of valuation assumptions, see Nabors Annual Report on Form 10-K for the year ended December 31, 2007. There were no stock option awards granted to nonemployee directors during 2007. As of December 31, 2007, the aggregate number of stock options outstanding are: Alexander Knaster — 60,000; James Payne — 171,668; Hans Schmidt — 383,000; Myron Sheinfeld — 295,000 and Martin Whitman — 335,000.

(4)	Messrs. Isenberg and Petrello, who are employees of the Company, are not included in this table. Their compensation is discussed in our Compensation Discussion and Analysis section beginning on page 13 and is included in the Summary Compensation Table on page 18.

(5)	With respect to personal use of the corporate aircraft, amounts in this column reflect the incremental variable operating costs to the Company (which include fuel, landing fees, on board catering and crew travel expenses), less amounts reimbursed by Mr. Whitman at applicable IRS rates.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

Stock ownership of directors and executive officers.  We encourage our directors, officers and employees to own our common stock; owning our common stock aligns their interests with your interests as shareholders. Ownership of Company stock ties a portion of their net worth to the Company’s stock price and provides a continuing incentive for them to work toward superior long-term stock performance. The following table sets forth the beneficial ownership of common stock, as of April 4, 2008, by each of our current directors and named executive officers (“Named Executive Officers” or “NEOs”), and by all our current directors and executive officers as a group:

	Common Shares Beneficially Owned
		Percent of
Beneficial Owner(1)	Number of Shares	Total(2)

Directors
William T. Comfort(2)	124,000	*
Eugene M. Isenberg(2)(3)	19,137,921	5.97%
Alexander M. Knaster(2)	319,000	*
James L. Payne(2)	238,768	*
Anthony G. Petrello(2)	11,636,328	3.69%
Hans W. Schmidt(2)	407,500	*
Myron M. Sheinfeld(2)(4)	383,270	*
Martin J. Whitman(2)(5)	607,038	*
Named Executive Officers
Bruce P. Koch(2)	40,735	*
Mark D. Andrews(2)	1,597	*
All Directors/Executive Officers as a group (10 persons)(2)-(5)	32,896,157	9.97%

*	Less than 1%

(1)	The address of each of the directors and officers listed is in care of Nabors Industries Ltd., P.O. Box HM3349, Hamilton, HMPX, Bermuda.

(2)	As of April 4, 2008, Nabors had 307,476,863 shares outstanding and entitled to vote. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person has the right to acquire within 60 days. We have included in the table common shares underlying fully vested stock options (without giving effect to accelerated vesting that might occur in certain circumstances). For purposes of computing the percentage of outstanding common shares held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as common shares underlying fully vested stock options) are deemed to be outstanding, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

The number of common shares underlying fully vested stock options included in the table are as follows: Mr. Isenberg — 13,191,666; Mr. Knaster — 60,000; Mr. Payne — 171,668; Mr. Petrello — 8,165,334; Mr. Schmidt — 343,000; Mr. Sheinfeld — 295,000; Mr. Whitman — 300,000; Mr. Koch — 20,000 and all directors and Named Executive Officers as a group — 22,546,668.

(3)	The shares listed for Mr. Isenberg are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Isenberg is a grantor, trustee or beneficiary. Not included in the table are 772 shares owned directly or held in trust by Mr. Isenberg’s spouse.

(4)	The shares listed for Mr. Sheinfeld include 584 shares owned directly by Mr. Sheinfeld’s spouse. Mr. Sheinfeld disclaims beneficial ownership of these shares.

(5)	The shares listed for Mr. Whitman include 193,038 common shares owned by M.J. Whitman & Co., Inc. Because Mr. Whitman is a majority shareholder in M.J. Whitman & Co., Inc., he may be deemed to have beneficial ownership of the Nabors shares owned by that company.

Principal Shareholders.  The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock:

	Common Shares Beneficially Owned
		Percent of
Beneficial Owner(1)	Number of Shares	Total

FMR LLC(1)	26,386,252	9.321%
82 Devonshire St.,
Boston, MA 02109

(1)	Based on a Schedule 13G Information Statement of FMR LLC and certain of its affiliates filed on February 14, 2008. FMR LLC has sole voting power with respect to 2,499,584 shares and sole dispositive power with respect to 26,386,252 shares.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website at www.nabors.com. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. Subject to approval by the shareholders, we have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that each Committee member is independent under applicable independence standards of the NYSE and Securities Exchange Act of 1934, as amended.

The Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (GAAP) and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, PricewaterhouseCoopers LLP (PricewaterhouseCoopers), is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor, and the independent auditor.

We held five meetings during 2007. The Committee, among other things:

•	Reviewed and discussed the Company’s quarterly earnings releases, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the consolidated financial statements;

•	Reviewed and discussed the Company’s policies and procedures for risk assessment and risk management and the major risk exposures of the Company and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of work of the internal auditor for 2007 and summaries of the significant reports to management by the internal auditor;

•	Reviewed and discussed the annual plan and scope of work of the independent auditor;

•	Reviewed and discussed reports from management on the Company’s policies regarding applicable legal and regulatory requirements; and

•	Met with PricewaterhouseCoopers and the internal auditor in executive sessions.

We reviewed and discussed with management, the internal auditor and PricewaterhouseCoopers: the audited consolidated financial statements for the year ended December 31, 2007, the critical accounting policies that are set forth in the Company’s Annual Report on Form 10-K, management’s annual report on the Company’s internal control over financial reporting and PricewaterhouseCoopers opinion on the effectiveness of the internal control over financial reporting.

We discussed with PricewaterhouseCoopers matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures related to critical accounting policies.

PricewaterhouseCoopers also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and represented that it is independent from the Company. We discussed with PricewaterhouseCoopers their independence from the Company, and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s annual consolidated financial statements included in its annual report on Form 10-K, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of the Company’s internal control over financial reporting were compatible with maintaining their independence. We also reviewed and preapproved, among other things, the audit, audit-related and tax services performed by PricewaterhouseCoopers. We received regular updates on the amount of fees and scope of audit, audit-related, and tax services provided.

Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K. We also selected PricewaterhouseCoopers as the Company’s independent auditor for the year ended December 31, 2008 and are presenting the selection to the shareholders for approval.

     Respectfully submitted,

THE AUDIT COMMITTEE
Myron M. Sheinfeld, Chairman
Martin J. Whitman
Hans W. Schmidt

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on that review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” as it appears on pages 13 through 17, be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

     Respectfully submitted,

THE COMPENSATION COMMITTEE
Martin J. Whitman, Chairman
Alexander M. Knaster
James L. Payne
Myron M. Sheinfeld
Hans W. Schmidt

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This discussion of the executive compensation practices and the decisions we made in 2007 concerning the compensation payable to our Named Executive Officers, including those named in the Summary Compensation Table (the “named executive officers” or “NEOs”) is intended to be read together with the tables and related narratives that appear on pages 18 through 24 of this proxy statement.

Philosophy

Our executive compensation philosophy is to provide our executives and the executives of our operating subsidiaries with appropriate and competitive individual pay opportunities with actual pay outcomes which reward the attainment of superior corporate and individual performance objectives. Our programs are designed to attract, retain, motivate, and reward qualified executives to achieve performance goals aligned with our business objectives and the interests of our shareholders. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our business objectives. We seek to achieve this goal through a program of cash and equity-based awards which rewards executives for superior performance, as measured by both financial and nonfinancial factors. Our use of equity-based awards that vest over time also encourages our talented executives to remain in our employ.

How We Determine Executive Compensation

In reviewing Mr. Isenberg’s and Mr. Petrello’s compensation, the Committee has taken into account the strong financial performance of the Company. Nabors’ financial results in 2007 were the second best in the Company’s history. Strategies were employed by senior management to help ensure the continued financial success of the Company over the ensuing years — including improvements in the size, type, quality and position of our fleet; significant expansion of our market share and operating income from international operations; and continuous improvements in our ability to leverage our physical infrastructure and economies of scale. All this was accomplished while the Company maintained a strong financial position underscored by management’s ability to access capital markets on an attractive basis.

The senior executive management team in place for many years has demonstrated its versatility and leadership in forging a stable and effective organization. Furthermore, the Compensation Committee believes that the executive management of Nabors has throughout the industry’s cyclical ups and downs delivered superior returns to its shareholders over the long term. In fact, according to Bloomberg, Nabors’ ten and twenty year compounded average growth rates are 6.01% and 21.47%, which compare favorably with that of the S&P 500 (the ten and twenty year average returns for companies in the S&P 500 Index are 4.23% and 9.32%, respectively, for the ten and twenty year periods ended December 31, 2007). The Compensation Committee believes that retention and financial motivation of the current management team is vital to sustaining this level of performance.

The Committee is mindful that the competitive, financial accounting, and regulatory landscape of executive compensation continues to evolve. The Committee accordingly has made adjustments in the forms of equity-based compensation and, at the Committee’s recommendation, the Board of Directors in March 2006 exercised its election to fix the expiration date of the employment agreements for Messrs. Isenberg and Petrello. Accordingly, those agreements will expire at the end of their current term at September 30, 2010, which will permit the Committee to exercise greater flexibility in determining the incentive arrangements for the Company’s senior executives.

a. Messrs. Isenberg and Petrello.  Nabors’ Chairman and Chief Executive Officer, Eugene M. Isenberg, and its Deputy Chairman, President and Chief Operating Officer, Anthony G. Petrello, each have employment agreements with the Company. Mr. Isenberg’s employment agreement was originally negotiated with a creditors’ committee in 1987 in connection with the Chapter 11 reorganization proceedings of Anglo Energy, Inc., which subsequently changed its name to Nabors. These contractual arrangements subsequently were approved by the various constituencies in those reorganization proceedings, including equity and debt holders, and confirmed by the United States Bankruptcy Court.

Mr. Petrello’s employment agreement was first entered into effective October 1, 1991. Mr. Petrello’s employment agreement was agreed upon as part of arm’s length negotiations with the Board before he joined Nabors in October 1991 and was reviewed and approved by the Compensation Committee of the Board and the full Board of Directors at that time.

The employment agreements provide for a base salary, an annual cash bonus, and various other elements of compensation (described more fully below).

Although Messrs. Isenberg and Petrello voluntarily have agreed to reduce their incentive bonuses as described below, the Compensation Committee wished to have greater flexibility in determining the structure and amount of their annual incentives and on March 10, 2006 the Board, upon the recommendation of the Committee, exercised its election to fix the expiration date of the employment agreements for Messrs. Isenberg and Petrello. Accordingly, their employment agreements will expire at the end of their current term at September 30, 2010.

b. Other named executive officers and senior leadership of the Company.  Our Compensation Committee bears principal responsibility for assessing, determining, and approving our executive compensation. In setting the compensation of the other named executive officers, we focus on three key elements: performance considerations and business goals; market referencing; and Chief Executive Officer, Chief Operating Officer, and Compensation Committee judgment.

Performance Objectives and Business Goals.  We award our executives compensation and assign them additional responsibilities as recognition for how well they perform individually and as a team in achieving individual and collective business goals. In order to determine whether our executives achieved individual and corporate goals, we conduct an annual performance assessment. The performance assessment is designed to guide performance discussions, clarify an executive’s performance objectives, and communicate annual achievements. At the end of each year, overall performance is assigned a rating. These performance ratings heavily influence the executive’s compensation.

Market Referencing.  We also base our compensation decisions on market considerations. The principle of market referencing means that our compensation is benchmarked against similarly situated executives at peer companies and industrial and finance companies in general. To help collect market information, we review available proxy statement information regarding other drilling contractors in the oil service sector (including, without limitation, Patterson-UTI Energy Inc., Pride International Inc., Noble Corp., Transocean, Inc., and Helmerich & Payne Inc.) and review published compensation survey sources of companies generally. We target base salaries at the median; however, individual compensation pay levels may vary based on individual performance and other factors. For example, in the case of a new hire, we also consider compensation provided by the previous employer in setting initial pay levels and in making an attractive offer of employment.

Chief Executive Officer, Chief Operating Officer, and Compensation Committee Judgment.  Finally, we based our compensation decisions on the assessments by the Chief Executive Officer, the Chief Operating Officer and Compensation Committee of the named executive officers. We do not employ a purely formulaic approach to any of our compensation plans. The Compensation Committee has the discretion to increase or decrease formula-driven awards based on individual performance and executive retention considerations.

In making compensation determinations, our Compensation Committee reviews tally sheets, which provide a total of all elements of compensation for each of our named executive officers. In determining the reasonableness of our named executive officer’s total compensation, the Compensation Committee considers the nature of each element of executive compensation provided, including base salary, annual performance bonus, and long-term incentives.

Our Chief Executive Officer and Chief Operating Officer provide significant input on the compensation, including annual merit adjustments and equity awards, of the senior leadership of the Company and the Compensation Committee relies heavily on the judgment of the Chief Executive Officer and Chief Operating Officer in evaluating the performance of each named executive officer. The Compensation Committee then determines the annual base salary, annual and long-term incentive opportunities for the named executive officers and other members of the senior leadership of the Company, including the heads of the various operating subsidiaries.

Components of Executive Compensation

The Company’s executive compensation programs consist of three major components: base salary, annual performance bonus, and long-term incentives. This three-part compensation approach enables us to remain competitive with our industry peers while ensuring that our named executive officers are appropriately incentivized to deliver shareholder value.

Individual performance has a significant impact on determining each compensation component. Each individual’s annual performance is measured based on a thorough review of their contributions to business results both for the year and the longer-term impact of the individual’s behavior and decisions.

Base Salary

a. Messrs. Isenberg and Petrello.  Mr. Isenberg’s base salary remained constant from 1987 through the end of 2003 and Mr. Petrello’s base salary remained constant since his employment began in 1991 through the end of 2003. The base salaries for both officers have remained unchanged since 2003. The base salaries were set at their current levels in 2003 following engagement of a nationally recognized compensation consultant to assist the Committee in benchmarking their base salaries against a peer group of companies.

b. Other named executive officers and senior leadership of the Company.  The Company’s base salary program reinforces the guiding principles of competitiveness and pay for performance and recognizes an individual’s scope of responsibilities and the knowledge, judgment, and skills they bring to their role. The Compensation Committee reviews the performance of each senior executive officer individually with the Chief Executive Officer and determines an appropriate base salary level based primarily on individual performance and competitive factors. These competitive factors include as a reference the base salary of other executives of drilling contractors and the oil service sector generally, and also the compensation levels needed to attract and retain highly talented executives from outside the industry. We use available proxy statement data and published compensation survey sources for this review and assessment. In general, the Compensation Committee targets base salaries at the median; however, individual compensation pay levels may vary based on individual performance and other factors. NEO base salaries for 2006 and 2007 are reported in the Summary Compensation Table on page 18 under the Salary column.

Annual Performance Bonus and Long-Term Incentives

a. Overview.  We intend our annual cash bonus and long-term incentive program to reward achievement of corporate objectives and to align the interests of our executives with our shareholders by placing a significant portion of their compensation at risk through equity awards. The Committee supports a practice of paying bonuses and long-term incentives which deliver above average compensation if financial results and/or shareholder returns exceed the results obtained by peer companies. As noted above, 2007 was the second best year in the Company’s history. Revenues, operating income, cash flow, net income and earnings per share all reached near record levels. Net income topped $930 million for only the second time in the Company’s history. Moreover, we believe we have continued to lay the foundation for longer-term growth in shareholder value through our new-build construction program and the number of long-term customer commitments for new rigs.

b. Messrs. Isenberg and Petrello.  As noted above, Nabors’ Chairman and Chief Executive Officer, Eugene M. Isenberg, and its Deputy Chairman, President and Chief Operating Officer, Anthony G. Petrello, each have employment agreements with the Company. Nabors’ arrangements with its Chief Executive Officer and President have been designed from the outset to align their compensation with enhancing shareholder value. The major portion of Mr. Isenberg’s and Mr. Petrello’s cash compensation is performance-based bonus compensation. In addition to a base salary, their employment agreements provide for annual cash bonuses in an amount equal to 6% and 2%, respectively, of Nabors’ net cash flow (as defined in the respective employment agreements) in excess of 15% of the average shareholders’ equity for each fiscal year. Mr. Isenberg’s cash bonus formula originally was set at 10% in excess of a 10% return on shareholders’ equity and he has voluntarily reduced it over time to its current level. For 2006 Mr. Isenberg voluntarily agreed to reduce the annual cash bonus to an amount equal to 3% of Nabors’ net cash flow (as defined in his employment agreement) in excess of 15% of the average shareholders’ equity and further agreed to take one-half of that reduced amount in the form of restricted stock vesting over a three-year period. For 2007 Mr. Isenberg’s was entitled pursuant to his employment agreement to a cash bonus in the amount of $69.7 million; however, he voluntarily agreed to reduce the amount of the bonus to $50.9 million and to receive that bonus in cash in the amount of $22.5 million and restricted stock having a value at the grant date of $28.5 million vesting over a three-year period. In 17 of the last 18 years, Mr. Isenberg has agreed voluntarily to accept a lower annual cash bonus (i.e., an amount lower than the amount provided for under his employment agreement) in light of his overall compensation package, including from time to time equity incentives given in lieu of the cash bonus.

Mr. Petrello’s bonus is subject to a minimum of $700,000 per year. For 2006 Mr. Petrello also agreed voluntarily to take one-half of the cash bonus to which he is entitled pursuant to his employment agreement in the form of restricted stock which vests generally over three years. For 2007 Mr. Petrello was entitled pursuant to his employment agreement to a cash bonus in the amount of $23.0 million; however, he voluntarily agreed to reduce the amount of the bonus to $22.7 million and to receive that bonus in cash in the amount of $10.7 million and restricted stock having a value at the grant date of $12.1 million vesting over a three-year period. Mr. Petrello has agreed voluntarily to accept a lower annual cash bonus (i.e., an amount lower than the amount provided for under his employment agreement) in light of his overall compensation package, including equity incentives given in lieu of the cash bonus, in 14 of the last 17 years.

There can be no assurance that Messrs. Isenberg and Petrello will agree in the future to accept annual cash bonuses in an amount less than the cash amounts provided for in their agreements or accept portions of their bonus payments in consideration other than cash.

Both Messrs. Isenberg and Petrello are eligible under their employment agreements to receive long-term equity incentive awards. In light of their overall compensation packages, no equity awards (other than the portion of their annual cash bonuses which they agreed to take in the form of restricted stock) were requested by or made to Messrs. Isenberg or Petrello in 2007.

c. Other named executive officers and senior leadership of the Company.  Through our annual cash bonus and long-term incentives, we seek to provide pay-for-performance by linking individual awards to both Company and individual performance through a range of award opportunities. The performance considerations include both financial and nonfinancial objectives, including achieving certain financial targets in relation to internal budgets, developing internal infrastructure and enhancing positions in certain markets. The financial criteria include, among other things, increasing revenues, controlling direct and overhead expenses and increasing cash flow from operations, all while maintaining a strong financial position. The nonfinancial criteria include obtainment of safety goals, maintaining Nabors’ share in its principal geographic markets, enhancing Nabors’ technical capabilities and developing operations in identified strategic markets. The Compensation Committee also considers individual and overall corporate performance during the year, the amount of cash bonus as a percentage of the individual’s base salary, benchmarking data regarding peer group total cash compensation and total compensation, the recommendations of the CEO, and other factors. Based on these considerations, the Compensation Committee in its subjective discretion approves annual incentive awards for the other named executive officers. Annual incentive awards include cash, options or restricted shares, or a combination thereof. Share awards or stock option grants typically have been issued on a four-year vesting schedule, but the Committee reserves the right to modify the vesting schedule. Annual incentive awards are not guaranteed. The Committee believes that equity incentive awards are critical in motivating and rewarding the creation of long-term shareholder value and the Committee has established a policy of including equity awards in the employee’s overall compensation package from time to time based on the continuing progress of Nabors and on individual performance. The Compensation Committee generally makes incentive awards at the first meeting of the Compensation Committee following the end of each calendar year. The annual cash bonus and long-term incentives for the NEOs for 2006 and 2007 are reported in the Summary Compensation Table on page 18 under the columns entitled “bonus” and “stock awards”.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the amount of compensation that may be deducted by Nabors in any year with respect to certain of Nabors’ highest paid executives. Certain performance-based compensation that has been approved by shareholders is not subject to the $1 million limit, nor is compensation paid pursuant to employment contracts in existence prior to the adoption of Section 162(m) in 1993. Although the contractual bonus arrangements remained the same from their previous contracts, certain bonus compensation, as well as the share options granted to Mr. Isenberg and Mr. Petrello pursuant to the new and amended employment contracts entered into in 1996 may not be exempt from Section 162(m). Consequently, Nabors may not be able to deduct that portion of such compensation that exceeds $1 million. Although Nabors intends to take reasonable steps to obtain deductibility of compensation, it reserves the right not to do so in its judgment, particularly with respect to retaining the service of its principal executive officers.

2007 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of our Named Executive Officers for the fiscal years ended December 31, 2006 and December 31, 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Award(s)	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Eugene M. Isenberg	2007	825,000	22,463,000	10,593,197	585,137	0	0	170,110	34,636,444
Chairman of the Board, Director and Chief Executive Officer	2006	825,000	22,006,992	3,753,611	4,095,957	0	0	115,628	30,797,188
Anthony G. Petrello	2007	700,000	10,651,000	6,253,818	292,568	0	0	242,932	18,140,318
Director, Deputy Chairman, President and Chief Operating Officer	2006	700,000	14,600,506	1,876,806	2,047,978	0	0	186,103	19,411,393
Bruce P. Koch	2007	330,000	250,000	102,258	107,012	0	0	41,793	831,063
Vice President and Chief Financial Officer	2006	300,000	150,000	50,060	114,466	0	0	24,883	639,409
Mark D. Andrews	2007	54,269	50,000	2,814	0	0	0	23,712	130,795
Corporate Secretary

(1)	Includes $50,000 paid as director’s fees to Mr. Isenberg and Mr. Petrello. The amounts for Mr. Andrews reflect base salary paid from September 5, 2007, the date on which Mr. Andrews commenced employment with Nabors, through December 31, 2007.

(2)	Mr. Isenberg and Mr. Petrello are entitled to receive an annual cash bonus as provided in their employment agreement. For 2006 and 2007 Messrs. Isenberg and Petrello agreed to accept cash bonuses that were less than the cash bonus each was entitled to receive under their employment agreement. See above — “Annual Performance Bonus and Long-Term Incentives” For 2006 and 2007 they voluntarily agreed to accept a portion of their bonus in the form of restricted stock that was granted in January 2007 and February 2008, respectively. The portion of the bonus which they voluntarily agreed to accept in restricted stock is not reflected in this column of the table above.

(3)	The amounts in this column reflect the compensation cost related to restricted stock awards recognized by the Company for the fiscal year ended December, 31, 2007, in accordance with FAS 123(R). For a discussion of the assumptions employed in determining the compensation cost reported above, please see Note 3 to our consolidated financial statements filed on Form 10-K.

(4)	The amounts in this column reflect the compensation cost related to stock option awards recognized by the Company for the fiscal year ended December, 31, 2007, in accordance with FAS 123(R). For a discussion of the assumptions employed in determining the compensation cost reported above, please see Note 3 to our consolidated financial statements filed on Form 10-K.

(5)	Incentive awards paid in cash are reported under the “Bonus” column above.

(6)	Represents above market or preferential earnings in the Company’s nonqualified deferred compensation plan.

(7)	All Other Compensation amounts in the Summary Compensation Table consist of the following items:

				Imputed
		Insurance	Club	Life	Automobile	Imputed			NQP	401(k)
		Benefits	Membership	Insurance	Allowance	Interest	Gross-up	Other	Company	Company
Name	Year	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Match	Match	Total

Eugene M. Isenberg	2007	0	49,288	9,698	23,539	0	30,800	47,785	5,175	3,825	170,110
	2006	0	43,374	9,888	24,000	0	29,576	0	4,708	4,092	115,638
Anthony G. Petrello	2007	0	14,681	3,790	38,532	0	26,458	150,471	5,175	3,825	242,932
	2006	0	10,703	3,864	10,490	102,766	49,480	0	4,708	4,092	186,103
Bruce P. Koch	2007	0	6,767	1,534	9,415	0	15,077	0	5,175	3,825	41,793
	2006	0	5,016	1,467	9,600	0	0	0	4,708	4,092	24,883
Mark D. Andrews	2007	0	0	0	0	0	0	23,712	0	0	23,712

(a)	The economic benefit related to a split dollar life insurance arrangement was $124,447 and $15,953 for Messrs. Isenberg and Petrello, respectively. These amounts were reimbursed to the Company during 2007. The benefit as projected on an actuarial basis was $296,839 and $96,505, respectively, before taking into account any reimbursements to the

Company. We have used the economic benefit method for purposes of disclosure in the compensation table. Nabors suspended premium payments under these policies as a result of the adoption of the Sarbanes-Oxley Act of 2002.

(b)	Includes club dues.

(c)	Represents value of life insurance premiums for coverage in excess of $50,000.

(d)	Represents amounts paid for auto allowance.

(e)	The amount in the “Imputed Interest” column for Mr. Petrello represents imputed interest on a loan from Nabors in the maximum amount of $2,881,915 pursuant to his employment agreement in connection with his relocation to Houston. Mr. Petrello paid the balance of $2,881,915 in full in September 2006.

(f)	The amount in the “Gross-up” column for Mr. Isenberg represents tax reimbursements related to auto allowance and club memberships. The amount in the “Gross-up” column for Mr. Petrello represents tax reimbursements related to auto allowance, club memberships and imputed interest on a loan from Nabors on which no interest has been paid or charged thereon. This loan was repaid in September 2006. The amount in the “Gross Up” column for Mr. Koch represents tax reimbursements related to the implications of Section 409A of the Internal Revenue Code on certain stock options exercised during 2006.

(g)	The amount in the “Other” column for Messrs. Isenberg and Petrello represent the incremental variable operating costs to the Company (which include fuel, landing fees, on board catering and crew travel expenses) attributable to their respective personal use of the corporate aircraft. The amount in the “Other” column for Mr. Andrews represents a housing allowance, reimbursement of Bermuda payroll taxes, company matching contributions to a Bermuda pension plan, and reimbursement of Bermuda health and social insurance premiums, none of which individually exceeds the greater of $25,000 or 10% of the total amount of these benefits for the named executive.

2007 GRANTS OF PLAN-BASED AWARDS

The table below shows each grant of an award made to an NEO under any plan during the year ended December 31, 2007. Nabors did not grant any options or stock appreciation rights to any NEO during the year ended December 31, 2007.

								All
								Other
								Stock	Grant
								Awards:	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(1)	($)

Eugene M. Isenberg	1/31/07							699,637	21,185,008
Anthony G. Petrello	1/31/07							464,085	14,052,494
Bruce P. Koch	2/23/07							7,343	224,990
Mark D. Andrews	10/1/07							964	30,009

(1)	Restricted stock awards granted in 2007 relate to 2006 performance, except those granted to Mr. Andrews, who received a restricted stock award of 964 shares upon his joining Nabors on September 5, 2007. The restricted stock awards to Messrs. Isenberg and Petrello vest ratably over a three-year period; restricted stock awards to Messrs. Koch and Andrews vest ratably over a four-year period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

This table shows unexercised options, restricted stock awards that have not vested, and equity incentive plan awards for each NEO outstanding as of December 31, 2007. The amounts reflected as Market Value are based on the closing price of our common stock ($27.39) on December 31, 2007, the last business day of 2007, as reported on the New York Stock Exchange.

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan Awards:
							Equity	Market
							Incentive	or Payout
	Number of	Number of				Market	Plan Awards:	Value of
	Securities	Securities				Value of	Number of	Unearned
	Underlying	Underlying	Option		Number of	Shares That	Unearned	Shares That
	Unexercised	Unexercised	Exercise	Option	Shares That	Have Not	Shares That	Have Not
	Options (#)	Options (#)	Price	Expiration	Have Not	Vested	Have Not	Vested
Name	Exercisable	Unexercisable	($)	Date	Vested (#)	($)	Vested (#)	($)

Isenberg, E(1)	225,000	0	$19.000	3/23/2010
	2,000,000	0	$22.775	12/4/2010
	3,800,000	0	$13.525	1/22/2012
	1,900,000	0	$19.375	2/20/2013
	1,900,000	0	$22.955	2/20/2014
	700,000	0	$28.825	2/24/2015
	2,666,666	0	$35.805	12/5/2015
					66,666	1,825,982	—	—
					133,332	3,651,963	—	—
					699,637	19,163,057	—	—
Petrello, A(2)	1,500,000	0	$12.375	12/7/2009
	182,000	0	$19.000	3/23/2010
	1,000,000	0	$22.775	12/4/2010
	1,900,000	0	$13.525	1/22/2012
	950,000	0	$19.375	2/20/2013
	950,000	0	$22.955	2/20/2014
	350,000	0	$28.825	2/24/2015
	1,333,334	0	$35.805	12/5/2015
					33,333	912,991	—	—
					66,666	1,825,982	—	—
					464,085	12,711,288	—	—
Koch, B(3)	40,000	0	$19.375	2/20/2013
	45,000	15,000	$22.955	2/20/2014
	10,000	0	$28.825	2/24/2015
	10,000	0	$31.050	7/8/2015
					2,167	59,354	—	—
					3,000	82,170	—	—
					7,343	201,125	—	—
Andrews, M(4)					964	26,404	—	—

(1)	Mr. Isenberg’s restricted stock vests as follows: 66,666 shares vested on 2/24/2008; 66,666 shares vested on 2/29/2008; 66,666 shares vest on 2/28/2009; 233,213 shares vested on 1/31/2008; 233,212 shares vest on 1/31/2009; and 233,212 shares vest on 1/31/2010.

(2)	Mr. Petrello’s restricted stock vests as follows: 33,333 shares vested on 2/24/2008; 33,333 shares vested on 2/29/2008; 33,333 shares vest on 2/28/2009; 154,696 shares vested on 1/31/2008; 154,694 shares vest on 1/31/2009; and 154,695 shares vest on 1/31/2010.

(3)	Mr. Koch’s options vest as follows: 15,000 options vested on 2/20/2008. Mr. Koch’s restricted stock vests as follows: 1,083 shares vested on 2/24/2008; 1,084 shares vest on 2/24/2009; 1,000 shares vested on 2/29/2008; 1,000 shares vest on 2/28/2009; 1,000 shares vest on 2/28/2010; 1,835 shares vested on 2/23/2008; 1,836 shares vest on 2/23/2009; 1,835 shares vest on 2/23/2010 and 1,837 shares vest on 2/23/2011.

(4)	Mr. Andrews’ restricted stock vests as follows: 241 shares vest on 10/1/2008; 241 shares vest on 10/1/2009; 241 shares vest on 10/1/2010; 241 shares on 10/1/2011.

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table shows stock options exercised by the NEOs and restricted stock awards vested during 2007. The value realized on the exercise of options is calculated by subtracting exercise price per share from the market price per share on the date of the exercise.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Eugene M. Isenberg	4,872,678	34,937,101	133,334	4,040,019
Anthony G. Petrello	2,298,650	14,251,630	66,667	2,020,009
Bruce P. Koch	0	0	2,085	63,204
Mark D. Andrews	0	0	0	0

2007 NONQUALIFIED DEFERRED COMPENSATION

The Company maintains a Deferred Compensation Plan which allows certain employees to defer a portion of their base salary and cash bonus and to receive company matching contributions in excess of contributions allowed under our 401(k) plan because of IRS qualified plan limits. The plan is not funded and benefits are paid from the general assets of the Company.

The table below shows aggregate earnings and balances for each of the NEOs under our nonqualified deferred compensation plan discussed above.

	Executive	Company
	Contributions in	Contributions in		Aggregate	Aggregate
	Last Fiscal	Last Fiscal	Aggregate Earnings	Withdrawals/	Balance at
	Year	Year	in Last Fiscal	Distributions	Last Fiscal
Name	($)	($)	Year ($)	($)	Year-End ($)

Eugene M. Isenberg	2,086,725	5,175	401,880	0	6,754,700
Anthony G. Petrello	3,071,556	5,175	520,223	0	6,654,443
Bruce P. Koch	20,885	5,175	3,055	0	325,742
Mark D. Andrews	0	0	0	0	0

Potential Payments Upon Termination or Change in Control

The following table reflects potential payments to executive officers under existing agreements for termination or change in control and in the case of Messrs. Isenberg and Petrello, upon their death, disability, or termination without cause (as defined in their respective employment agreements). The amounts shown assume the termination was effective on December 31, 2007. The value of the equity awards is based upon $27.39, the closing market price of Nabors common stock as reported on the NYSE on December 31, 2007.

						Retirement and	Welfare
	Cash		Option	Stock	Savings Plan	Benefits and	Tax
Name	Severance(1)	Bonus	Awards(2)	Awards(3)	Contributions	Out-placement	Gross-up(4)	Total

Eugene Isenberg	$263,630,000	0	$31,145,257	$24,641,057	0	0	$114,185,763	$433,602,077
Anthony Petrello	102,625,215	0	15,572,619	15,450,288	0	0	46,131,960	179,780,082
Bruce Koch	0	0	0	0	0	0	0	0
Mark Andrews	0	0	0	0	0	0	0	0

(1)	In the case of Messrs. Isenberg and Petrello, the amounts shown represent a cash payment equal to (a) all base salary which would have been payable through the expiration date of the contract or three times his then current base salary, whichever is greater; plus (b) the greater of (i) all annual cash bonuses which would have been payable through the expiration date; (ii) three times the highest bonus (including the imputed value of grants of stock awards and stock options), paid during the last three fiscal years prior to termination; or (iii) three times the highest annual cash bonus payable for each of the three previous fiscal years prior to termination, regardless of whether the amount was paid. The amounts are subject to a “true-up” provision as described below under “— Employment Agreements” and are due and payable within 30 days of the triggering event.

(2)	Amounts shown for option awards represent the value of unvested options that would accelerate upon a change of control based on the difference between the closing price of Nabors’ common stock at the end of fiscal 2007 and the exercise price of the respective options. In the event of a change in control, pursuant to the terms of his employment agreement, Mr. Isenberg would receive an additional grant of 3,366,666 stock options valued at $31,145,257 calculated at a Black Scholes value of $9.25 per share. In the event of a change in control, pursuant to the terms of his employment agreement, Mr. Petrello would receive an additional grant of 1,683,332 stock options valued at $15,572,619 calculated at a Black Scholes value of $9.25 per share.

(3)	Amounts shown for stock awards represent the value of unvested awards that would accelerate upon a change in control based upon the closing price of Nabors’ common stock at the end of fiscal 2007.

(4)	Amounts shown are only applicable for a termination in the event of a change in control.

Employment Agreements

Nabors’ Chairman and Chief Executive Officer, Eugene M. Isenberg, and its Deputy Chairman, President and Chief Operating Officer, Anthony G. Petrello, have employment agreements which were amended and restated effective October 1, 1996 and which currently are due to expire on September 30, 2010.

Mr. Isenberg’s employment agreement was originally negotiated with a creditors’ committee in 1987 in connection with the reorganization proceedings of Anglo Energy, Inc., which subsequently changed its name to Nabors. These contractual arrangements subsequently were approved by the various constituencies in those reorganization proceedings, including equity and debt holders, and confirmed by the United States Bankruptcy Court.

Mr. Petrello’s employment agreement was first entered into effective October 1, 1991. Mr. Petrello’s employment agreement was agreed upon as part of arm’s length negotiations with the Board before he joined Nabors in October 1991, and was reviewed and approved by the Compensation Committee of the Board and the full Board of Directors at that time.

The employment agreements for Messrs. Isenberg and Petrello were amended in 1994 and 1996. These amendments were approved by the Compensation Committee of the Board and the full Board of Directors at that time.

The employment agreements provide for an initial term of five years with an evergreen provision which automatically extended the agreement for an additional one-year term on each anniversary date, unless Nabors provided notice to the contrary ten days prior to such anniversary. The Board of Directors in March 2006 exercised its election to fix the expiration date of the employment agreements for Messrs. Isenberg and Petrello, and accordingly these agreements will expire at the end of their current term at September 30, 2010.

In addition to a base salary, the employment agreements provide for annual cash bonuses in an amount equal to 6% and 2%, for Messrs. Isenberg and Petrello, respectively, of Nabors’ net cash flow (as defined in the respective employment agreements) in excess of 15% of the average shareholders’ equity for each fiscal year. (Mr. Isenberg’s cash bonus formula originally was set at 10% in excess of a 10% return on shareholders’ equity, and he has voluntarily reduced it over time to its 6% in excess of 15% level.) Mr. Petrello’s bonus is subject to a minimum of $700,000 per year. In 17 of the last 18 years, Mr. Isenberg has agreed voluntarily to accept a lower annual cash bonus (i.e., a cash amount lower than the cash amount provided for under his employment agreement) in light of his overall compensation package. Mr. Petrello has agreed voluntarily to accept a lower annual cash bonus (i.e., a cash amount lower than the cash amount provided for under his employment agreement) in light of his overall compensation package in 14 of the last 17 years.

For 2006 the annual cash bonuses for Messrs. Isenberg and Petrello pursuant to the formula described in their employment agreements were $43.2 million and $28.7 million, respectively. In light of their agreement to accept a portion of the award in restricted stock, they agreed to accept cash bonuses in the amount of $22.0 million and $14.6 million, respectively. For 2007 Mr. Isenberg was entitled pursuant to his employment agreement to a cash bonus in the amount of $69.7 million; however, he voluntarily agreed to reduce the amount of the bonus to

$50.9 million and to receive that bonus in cash in the amount of $22.5 million and restricted stock having a value at the grant date of $28.5 million vesting over a three-year period. For 2007 Mr. Petrello was entitled pursuant to his employment agreement to a cash bonus in the amount of $23.0 million; however, he voluntarily agreed to reduce the amount of the bonus to $22.7 million and to receive that bonus in cash in the amount of $10.7 million and restricted stock having a value at the grant date of $12.1 million vesting over a three-year period. There can be no assurance that Messrs. Isenberg and Petrello will agree in the future to accept annual cash bonuses in an amount less than the cash amounts provided for in their agreements.

Messrs. Isenberg and Petrello also are eligible for awards under Nabors’ equity plans and may participate in annual long-term incentive programs and pension and welfare plans, on the same basis as other executives; and may receive special bonuses from time to time as determined by the Board.

Termination in the event of death, disability, or termination without cause.  In the event that Mr. Isenberg’s or Mr. Petrello’s employment agreement is terminated (i) upon death or disability (as defined in the respective employment agreements), (ii) by Nabors prior to the expiration date of the employment agreement for any reason other than for Cause (as defined in the respective employment agreements) or (iii) by either individual for Constructive Termination Without Cause (as defined in the respective employment agreements), each would be entitled to receive within 30 days of the triggering event (a) all base salary which would have been payable through the expiration date of the contract or three times his then current base salary, whichever is greater; plus (b) the greater of (i) all annual cash bonuses which would have been payable through the expiration date; (ii) three times the highest bonus (including the imputed value of grants of stock awards and stock options), paid during the last three fiscal years prior to termination; or (iii) three times the highest annual cash bonus payable for each of the three previous fiscal years prior to termination, regardless of whether the amount was paid. In computing any amount due under (b)(i) and (iii) above, the calculation is made without regard to the 2006 Amendment reducing Mr. Isenberg’s bonus percentage as described above. If, by way of example, these provisions had applied at December 31, 2007, Mr. Isenberg would have been entitled to a payment of approximately $264 million, subject to a “true up” equal to the amount of cash bonus he would have earned under the formula during the remaining term of the agreement, based upon actual results, but would not be less than approximately $264 million. Similarly, with respect to Mr. Petrello, had these provisions applied at December 31, 2007, Mr. Petrello would have been entitled to a payment of approximately $103 million, subject to a “true up” equal to the amount of cash bonus he would have earned under the formula during the remaining term of the agreement, based upon actual results, but would not be less than approximately $103 million. These payment amounts are based on historical data and are not intended to be estimates of future payments required under the agreements. Depending upon future operating results, the true-up could result in significantly higher payments.

In addition, the affected individual is entitled to receive (a) any unvested restricted stock outstanding, which shall immediately and fully vest; (b) any unvested outstanding stock options, which shall immediately and fully vest; (c) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites), which shall be continued through the later of the expiration date or three years after the termination date; (d) continued participation in medical, dental and life insurance coverage until the executive receives equivalent benefits or coverage through a subsequent employer or until the death of the executive or his spouse, whichever is later; and (e) any other or additional benefits in accordance with applicable plans and programs of Nabors. For Messrs. Isenberg and Petrello, the value of unvested restricted stock was approximately $25 million and $15 million, respectively, as of December 31, 2007. Neither Messrs. Isenberg or Petrello had unvested stock options as of December 31, 2007. Estimates of the cash value of Nabors’ obligations to Messrs. Isenberg and Petrello under (c), (d) and (e) above are included in the payment amounts above.

The Board of Directors in March 2006 exercised its election to fix the expiration date of the employment agreements for Messrs. Isenberg and Petrello. Messrs. Isenberg and Petrello have informed the Board of Directors that they have reserved their rights under their employment agreements with respect to the notice setting the expiration dates of their employment agreements, including whether such notice could trigger an acceleration of certain payments pursuant to their employment agreements.

Termination in the event of a Change in Control.  In the event that Messrs. Isenberg’s or Petrello’s termination of employment is related to a Change in Control (as defined in their respective employment agreements), they would be entitled to receive a cash amount equal to the greater of (a) one dollar less than the amount that would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, or (b) the cash amount that would be due in the event of a termination without cause, as described above. If, by way of example, there was a change of control event that applied on December 31, 2007, then the payments to Messrs. Isenberg and Petrello would be approximately $264 million and $103 million, respectively. These payment amounts are based on historical data and are not intended to be estimates of future payments required under the agreements. Depending upon future operating results, the true-up could result in the payment of amounts which are significantly higher. In addition, they would receive (a) any unvested restricted stock outstanding, which shall immediately and fully vest; (b) any unvested outstanding stock options, which shall immediately and fully vest; (c) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites), which shall be continued through the later of the expiration date or three years after the termination date; (d) continued participation in medical, dental and life insurance coverage until the executive receives equivalent benefits or coverage through a subsequent employer or until the death of the executive or his spouse, whichever is later; and (e) any other or additional benefits in accordance with applicable plans and programs of Nabors. For Messrs. Isenberg and Petrello, the value of unvested restricted stock was approximately $25 million and $15 million, respectively, as of December 31, 2007. Neither Messrs. Isenberg or Petrello had unvested stock options as of December 31, 2007. The cash value of Nabors’ obligations to Messrs. Isenberg and Petrello under (c), (d) and (e) above are included in the payment amounts above. Also, they would receive additional stock options immediately exercisable for 5 years to acquire a number of shares of common stock equal to the highest number of options granted during any fiscal year in the previous three fiscal years, at an option exercise price equal to the average closing price during the 20 trading days prior to the event which resulted in the change of control. If, by way of example, there was a change of control event that applied at December 31, 2007, Mr. Isenberg would have received 3,366,666 options valued at approximately $31 million and Mr. Petrello would have received 1,683,332 options valued at approximately $16 million, in each case based upon a Black Scholes analysis. Finally, in the event that an excise tax were applicable, they would receive a gross-up payment to make them whole with respect to any excise taxes imposed by Section 4999 of the Internal Revenue Code. With respect to the preceding sentence, by way of example, if there was a change of control event that applied on December 31, 2007, and assuming that the excise tax were applicable to the transaction, then the additional payments to Messrs. Isenberg and Petrello for the gross-up would be up to approximately $114 million and $46 million, respectively.

Other Obligations.  In addition to salary and bonus, each of Mr. Isenberg and Mr. Petrello receive group life insurance at an amount at least equal to three times their respective base salaries; various split-dollar life insurance policies; reimbursement of expenses; various perquisites; and a personal umbrella policy in the amount of $5 million. Premiums payable under the split dollar life insurance policies were suspended as a result of the adoption of the Sarbanes-Oxley Act of 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving Nabors and any director or Named Executive Officer.

During the fourth quarter of 2006 the Company entered into a transaction with Shona Energy Company LLC (“Shona”), a company in which Mr. Payne, an outside director of the Company, is chairman and chief executive officer. Pursuant to the transaction, a subsidiary of the Company acquired and holds a minority interest of less than 20% of the issued and outstanding common shares of Shona in exchange for certain rights derived from an oil and gas concession held by that subsidiary. A subsidiary of Shona and a subsidiary of the Company are parties to a series of agreements pursuant to which they, along with a Peruvian company, obtained a license to explore for hydrocarbons in Peru. The only payments made between the Company and Shona are certain reimbursements by the Company to Shona representing Nabors’ Subsidiary’s proportionate share of expenditures advanced by Shona in connection with the parties’ joint participation in the license contract. During 2007 the total amount reimbursed to Shona was approximately $24,165. The Board of Directors has determined that this transaction does not compromise Mr. Payne’s independence as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for 2007 was comprised of Myron M. Sheinfeld, Hans Schmidt, Martin J. Whitman (Chairman), James L. Payne and Alexander M. Knaster, all independent directors. As of the date of this proxy statement, the members of the Compensation Committee are Martin J. Whitman (Chairman), James L. Payne, Alexander M. Knaster, Hans W. Schmidt, Myron M. Sheinfeld, and William T. Comfort, all independent directors. None of these directors has ever served as an officer or employee of Nabors or any of its subsidiaries, nor has any participated in any transaction during the last fiscal year required to be disclosed pursuant to the federal proxy rules. No executive officer of Nabors serves on any compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

ITEM 2
APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION
OF THE AUDIT COMMITTEE TO SET THE AUDITORS REMUNERATION

Under Bermuda law, our shareholders have the responsibility to appoint the independent auditors of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration. At the annual general meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP as our independent auditors and to authorize the Audit Committee of the Board of Directors to set the independent auditors’ remuneration. PricewaterhouseCoopers LLP, or a predecessor, has been our independent auditors since May 1987.

A representative from PricewaterhouseCoopers LLP is expected to be present at the annual general meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY AND TO AUTHORIZE THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO SET THE AUDITORS’ REMUNERATION.

Preapproval of independent auditor services.  The Audit Committee preapproves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent auditors. The Chairman of the Audit Committee may preapprove additional permissible proposed non-audit services that arise between Committee meetings, provided that the decision to pre-approve the service is presented for ratification at the next regularly scheduled Committee meeting.

Independent Auditor Fees

The following table summarizes the aggregate fees for professional services rendered by PricewaterhouseCoopers. The Audit Committee pre-approved fiscal 2007 and fiscal 2006 services.

	2007	2006

Audit Fees	$4,885,773	$5,451,999
Audit-Related Fees	25,000	25,000
Tax Fees	439,459	636,679
All Other Fees	—	—

Total	$5,350,232	$6,113,678

The Audit fees for the years ended December 31, 2007 and 2006, respectively, include fees for professional services rendered for the audits of the consolidated financial statements of the Company, the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting (for 2006) and PricewaterhouseCooper’s own audit of the Company’s internal control over financial reporting, in each case as required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules, statutory audits, consents, and accounting consultation attendant to the audit.

The Audit-Related fees for the years ended December 31, 2007 and 2006, respectively, include consultations concerning financial accounting and reporting standards.

Tax fees as of the years ended December 31, 2007 and 2006, respectively, include services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice.

There were no other professional services rendered during 2007 or 2006.

*	The aggregate fees included in Audit Fees are fees billed for the fiscal years for the audit of the registrant’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

ITEM 3
SHAREHOLDER PROPOSAL REGARDING PAY FOR SUPERIOR PERFORMANCE

The following shareholder proposal has been submitted to the Company for action by the Central Laborers’ Pension Fund, a holder of 1,616 shares, P.O. Box 1267, Jacksonville, IL 62651. The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the shareholder proposal. Our Board recommends that you vote “Against” this Proposal. The text of the proposal follows:

Shareholder Proposal

RESOLVED, That the shareholders of Nabors Industries Ltd. (“Company”) request that the Board of Director’s Executive Compensation Committee adopt a Pay for Superior Performance principle by establishing an executive compensation plan for senior executives (“Plan”) that does the following:

•	Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;

•	Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;

•	Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

•	Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and

•	Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company’s performance on its selected financial performance metrics exceeds peer group median performance.

Supporting Statement

We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. The pay-for-performance concept has received considerable attention, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that the Pay for Superior Performance principle presents a straightforward formulation for senior executive incentive compensation that will help establish more rigorous pay for performance features in the Company’s Plan. A strong pay and performance nexus will be established when reasonable incentive compensation target pay levels are established; demanding performance goals related to strategically selected financial performance metrics are set in comparison to peer company performance; and incentive payments are awarded only when median peer performance is exceeded.

We believe the Company’s Plan fails to promote the Pay for Superior Performance principle in several important ways. Our analysis of the Company’s executive compensation plan reveals the following features that do not promote the Pay for Superior Performance principle:

•	The compensation plans for the CEO and President are determined by their employment agreements.

•	Total compensation targets are not disclosed.

•	There is no upper limit on the annual incentive award for the CEO or President, as the award consists of certain percentage of Company net cash flow.

•	For the other NEOs, target performance levels for annual incentive plan metrics are not disclosed.

•	100% of the Company’s long-term compensation is not performance vested.

•	Restricted stock vests ratably over three years. Options vest ratably over four years.

•	Proxy disclosure is insufficient.

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.  Our Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the following reasons.

The Board agrees with the premise of this proposal, that “it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value.” However, the Board believes that the Company’s executive compensation system already meets this imperative and accordingly recommends that shareowners vote AGAINST this proposal.

Over the approximately 20-year period since Mr. Isenberg became the Chief Executive Officer, the Corporation’s Total Shareowner Return (“TSR”) has exceeded the TSR’s for the OSX and the S&P 500 market indices. The same has been true over the most recent ten year period, as seen below:

	20 years	10 years

Nabors	4,769%	79%
OSX	N/A	168%
S&P 500	474%	51%

The compounded annual growth rates over the ten and twenty year periods are 6.01% and 21.47%.

Nabors’ compensation system is and has been market competitive and performance-based for many years. Further, for the Chief Executive Officer and the Chief Operating Officer, aggregate 2007 compensation as disclosed in the proxy statement’s Summary Compensation Table is more than 90% performance-based.

The Board also notes that similar shareholder proposals have been defeated in each of the last two years.

In sum, the Company’s shareowner value creation record significantly exceeds that of a peer group of companies over the last ten and approximately 20 year time periods and the Board finds that the Company’s executive compensation system is already market competitive and performance-based.

Our Board recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board will be voted “AGAINST” this proposal unless otherwise instructed.

ITEM 4
SHAREHOLDER PROPOSAL REGARDING GROSS-UP PAYMENTS TO SENIOR EXECUTIVES

The following shareholder proposal has been submitted to the Company for action by the American Federation of State, County and Municipal Employees, AFL-CIO Employees Pension Plan, a holder of 2,030 shares, 1625 L Street, N.W., Washington, D.C. 20036. The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the shareholder proposal. Our Board recommends that you vote “Against” this Proposal. The text of the proposal follows:

Shareholder Proposal

Resolved:  that shareholders of Nabors Industries (“Nabors” or the “Company”) urge the compensation committee of the board of directors to adopt a policy that the Company will not make or promise to make its senior executives any tax gross-up payment (“Gross-up”), except for Gross-ups provided pursuant to a plan, policy or arrangement applicable to management employees of the Company generally, such as a relocation or expatriate tax equalization policy. For purposes of this proposal, a Gross-up is defined as any payment to or on behalf of the senior executive whose amount is calculated by reference to an actual or estimated tax liability of the senior executive. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

As long-term Nabors shareholders, we support compensation programs that tie pay closely to performance and that deploy company resources efficiently. In our view, tax gross-ups for senior executives — reimbursing a senior executive for tax liability or making payment to a taxing authority on a senior executive’s behalf — are not consistent with these principles. At Nabors, Chairman and CEO Eugene Isenberg is entitled to received approximately $146 million in gross-ups on excise taxes in the event of termination in connection with a change in control.

Because the amount of gross-up payments depends on a variety of external factors such as the tax rate — and not on company performance — tax gross-ups sever the pay/performance link. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation. That fact led Paula Todd of compensation consultant Towers Perrin to call gross-ups “an incredibly inefficient use of shareholders money.” (“When Shareholders Pay the CEO’s Tax Bill,” Business Week (Mar. 5, 2007))

The amounts involved in tax gross-ups can be sizable, especially gross-ups relating to excess parachute payment excise taxes, which apply in a change-of-control context. Michael Kesner of Deloitte Consulting has estimated that gross-up payments on executives’ excess golden parachute excise taxes can account for 8% of a merger’s total cost. (Gretchen Morgenson, “The CEO’s Parachute Cost What?” The New York Times (Feb. 4, 2007))

This proposal does not seek to eliminate gross-ups or similar payments that are available broadly to the Company’s management employees. Gross-ups that compensate employees for taxes due on certain relocation payments or to equalize taxation on employees serving in expatriate assignments, for example, which are extended to a large number of employees under similar circumstances, are much smaller and do not raise concerns about fairness and misplaced incentives.

We urge shareholders to vote FOR this proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.  Our Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the following reasons.

Our Board recognizes the need to strike an appropriate balance between attracting the most qualified executives and limiting our compensation costs. The Compensation Committee of our Board, comprised exclusively of independent directors, oversees executive compensation arrangements. Our Board believes that the Committee should retain discretion in setting compensation arrangements, based on the facts and circumstances existing at the time the arrangements are determined. Circumstances may arise in which the needs of the Company and the new executive, and the dictates of the competitive marketplace, might make it appropriate for the Company to agree to certain gross up provisions. For example, an executive might forfeit significant cash and equity awards or forfeit other, attractive opportunities in order to accept employment with the Company. The executive might not be willing to take such risks without a competitive pay package, which could include certain gross up provisions, and depending on the needs of the Company at that time, it may be appropriate to agree to such terms. Precluding the Company from agreeing to such terms could impair the Company’s ability to fill critical executive positions by impeding the Company’s ability to negotiate agreements that address the competitive market, the Company’s needs and the individual nature of these situations.

As noted in the “Compensation Discussion and Analysis” section above, the employment agreement with Mr. Isenberg was originally negotiated with a creditors’ committee in 1987 in connection with the reorganization proceedings of Anglo Energy, Inc., which subsequently changed its name to Nabors. The contractual arrangements subsequently were approved by the various constituencies in those reorganization proceedings, including equity and debt holders, and confirmed by the United States Bankruptcy Court. Mr. Petrello’s employment agreement was first entered into effective October 1, 1991. Mr. Petrello’s employment agreement was agreed upon as part of arm’s length negotiations with the Board before he joined Nabors in October 1991, and was reviewed and approved by the Compensation Committee of the Board and the full Board of Directors at that time. The 1994 and 1996 amendments to these executives’ employment agreements were approved by the Compensation Committee of the Board and the full Board of Directors at the time at which they were entered into. As described above, these agreements are scheduled to expire in September 2010.

The Board believes that it is the benefit of the Company to retain flexibility with respect to executive compensation, rather than commit to arbitrary principles which could place the Company at a competitive disadvantage in recruiting and retaining top talent. The Board believes that it is ultimately in the shareholders’ best interests that discretionary responsibility for this ongoing process continue to be vested in the Compensation Committee.

Our Board recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board will be voted “AGAINST” this proposal unless otherwise instructed.

CODE OF ETHICS

All of our employees, including our Chief Executive Officer, Chief Financial Officer, and other senior officials are required to abide by our Code of Ethics to ensure that Nabors’ business is conducted in a consistently legal and ethical manner. The Code of Business Conduct is posted on our website at www.nabors.com. We intend to disclose on our website any amendments to the Code of Conduct and any waivers of the Code of Conduct that apply to our principal executive officer, principal financial officer, and principal accounting officer. A copy of the Code of Ethics is available in print without charge to any shareholder that requests a copy — send any requests to the Corporate Secretary at the address on the cover page of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Nabors directors and executive officers, and persons who own more than 10% of a registered class of Nabors’ equity securities, to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Nabors. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish Nabors with copies of all Section 16(a) forms which they file.

To our knowledge, based solely on our review of the copies of Forms 3 and 4 and amendments thereto furnished to us during 2007 and Form 5 and amendments thereto furnished to us with respect to the year 2007, and written representations that no other reports were required, all Section 16(a) filings required to be made by Nabors’ officers, directors and greater than 10% beneficial owners with respect to the fiscal year 2007 were timely filed.

SHAREHOLDER MATTERS

Bermuda has exchange controls which apply to residents in respect of the Bermudian dollar. As an exempt company, Nabors is considered to be nonresident for such controls; consequently, there are no Bermuda governmental restrictions on the Company’s ability to make transfers and carry out transactions in all other currencies, including currency of the United States.

There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes. Under existing Bermuda law, there is no Bermuda income or withholding tax on dividends, if any, paid by Nabors to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of Nabors common shares (other than by shareholders resident in Bermuda).

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2009 annual general meeting of shareholders must submit their proposals and their proposals must be received at our principal executive offices no later than December 30, 2008. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Bye-Laws, in order to be properly brought before the 2009 annual general meeting, a shareholder notice of the matter the shareholder wishes to present must be delivered to the Corporate Secretary of Nabors at Nabors Industries Ltd., P.O. Box HM3349, Hamilton, HMPX, Bermuda, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of this year’s annual general meeting (provided, however, that if the 2008 annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual general meeting is mailed or public disclosure of the date of the annual general meeting is made, whichever first occurs). As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Bye-Laws (and not pursuant to the SEC’s Rule 14a-8) generally must be received no earlier than March 5, 2008 and no later than April 4, 2008.

OTHER MATTERS

The Board knows of no other business to come before the annual general meeting. However, if any other matters are properly brought before the annual general meeting, the persons named in the accompanying form of proxy, or their substitutes, will vote in their discretion on such matters.

Costs of Solicitation.  We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004 to solicit proxies on behalf of the Board of Directors at an estimated cost of $9,000 plus reasonable out-of-pocket expenses. Proxies may be solicited on behalf of the Board of Directors by mail, in person and by telephone. Proxy materials will also be provided for distribution through brokers, custodians, and other nominees and fiduciaries. We will reimburse such parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.

Financial Statements.  The financial statements for the Company’s 2007 fiscal year will be presented at the annual general meeting.

NABORS INDUSTRIES LTD.

Mark D. Andrews
Corporate Secretary

Dated: April 29, 2008

Appendix A

Nabors Industries Ltd.

Director Independence Standards

The board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1.	Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Nabors’ internal or external auditor; (ii) an immediate family member of the director is a current partner of Nabors’ internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Nabors’ internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director that has made payments to, or received payments from, Nabors for property or services in an amount which, in any of the least three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) the director’s spouse, parent, sibling or child is currently employed by Nabors.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Nabors; (ii) an immediate family member of the director is or was an executive officer of Nabors; (iii) the director or an immediate family member of the director was (but no longer is) a (a) partner or employee of Nabors’ internal or external auditor and (b) personally worked on Nabors’ audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Nabors, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Nabors executive officer is or was on the compensation committee of the board of directors of a company that concurrently employed the Nabors director or an immediate family member of the director as an executive officer.

2.	Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the board must affirmatively determine that the director has no material relationship with Nabors. To assist the board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the board has adopted the following standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these standards will be based upon all relevant facts and circumstances and the board shall disclose the basis for such determination in the Company’s proxy statement.
A. Other Directorships. A relationship arising solely form a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Nabors or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Nabors (other than a charitable contribution to that organization by Nabors).
B. Ordinary Course Business. A relationship arising solely from transactions for products or services, between Nabors and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time with unaffiliated third parties.
C. Charitable Contributions. A relationship arising solely from a director’s status as an affiliate of a tax exempt organization and the discretionary charitable contributions by Nabors to the organization are not significant.
D. Professional, Social and Religious Organizations and Educational Institutions. A relationship arising solely from a director’s membership in the same professional, social, fraternal or religious association or organization, or attendance at the same educational institution, as an executive officer.

E. Family Member. Any relationship or transaction between an immediate family member of a director and Nabors shall not be deemed an material relationship or transaction that would cause the director not to be independent if the standards in this Section 2 would permit the relationship or transaction occur between the director and Nabors.

A-1

PROXY
NABORS INDUSTRIES LTD.
This Proxy is Solicited on Behalf of the Board of Directors
The person signing on the reverse by this proxy appoints Eugene M. Isenberg and Anthony G. Petrello, and each of them (with full power to designate substitutes), proxies to represent, vote and act with respect to all common shares of Nabors Industries Ltd. held of record by the undersigned at the close of business on April 5, 2007 at Nabors’ annual general meeting of shareholders to be held on June 5, 2007 and at any adjournments or postponements thereof. The proxies may vote and act upon the matters designated below and upon such other matters as may properly come before the meeting (including a motion to adjourn the meeting), according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.
1.	ELECTION OF DIRECTORS: Election of three Class II directors of Nabors to serve until the 2011 annual general meeting of shareholders or until their respective successors are elected and qualified.

Nominees: Anthony G. Petrello, Myron M. Sheinfeld and Martin J. Whitman.

2.	APPOINTMENT OF AUDITORS AND AUTHORIZATION OF AUDIT COMMITTEE TO SET AUDITORS REMUNERATION: Appointment of PricewaterhouseCoopers LLP as independent auditors and to authorize the Audit Committee of the Board of Directors to set auditors’ remuneration.

3.	SHAREHOLDER PROPOSAL: Shareholder Proposal to adopt a pay for superior performance standard in the Company’s executive compensation plan for senior executives.

4.	SHAREHOLDER PROPOSAL: Shareholder Proposal regarding gross up payments to senior executives.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOX, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE ABOVE-NAMED DIRECTORS, FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS AND AGAINST THE TWO SHAREHOLDER PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.
SEE REVERSE
SIDE

☑      Please mark your votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.	Election of Directors Anthony G. Petrello Myron M. Sheinfeld Martin J. Whitman	FOR ☐	WITHHELD ☐	2.	Appointment of Pricewaterhouse Coopers LLP as independent auditors and to authorize the Audit Committee of the Board of Directors to set auditors’ remuneration.	FOR ☐	AGAINST ☐	ABSTAIN ☐
For, except vote withheld from the following nominee(s):

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

3.	Shareholder Proposal to adopt a pay for superior performance standard in the Company’s Executive Compensation Plan for Senior Executives.	FOR ☐	AGAINST ☐	ABSTAIN ☐	4.	Shareholder proposal regarding gross-up payments to Senior Executives.	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting (including a motion to adjourn the meeting) and at any adjournment of the meeting.
NOTE: Please mark the proxy, sign exactly as your name appears below, and return it promptly in the enclosed addressed envelope. When shares are held by joint tenants, both parties should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person

Signature	Date

Signature	Date